Exhibit 2

Execution Version

NOTE AND WARRANT SALE AGREEMENT

THIS NOTE AND WARRANT SALE AGREEMENT (the “Agreement”) entered into as of the 27th day of April, 2015, by and among Atrop, Inc., a Florida corporation (“Atrop”), IBBF Ventures, Inc., a Florida corporation (“IBBF”), William Ferriolo (“Ferriolo”), Ian Bentley and the Ian Bentley Revocable Trust created U/AID 3/1/2005 (collectively, “Bentley”), on the one hand; and Auto Holdings Ltd., a company organized and existing under the laws of the British Virgin Islands and having its principal offices at Diagonal 6, 12-42 zona 10, Edificio Design Center, Torre II, Of. 1103, Guatemala City, Guatemala 01010 (the “Purchaser”), on the other hand; and Autobytel Inc., a Delaware corporation having its offices at 18872 MacArthur Blvd., Suite 200, Irvine, CA 92612-1400 (the “Company”). Atrop and IBBF are collectively referred to herein as “Sellers” and sometimes each individually as a “Seller;” Ferriolo and Bentley are collectively referred to herein as “Shareholders” and sometimes each individually as a “Shareholder.” Atrop, IBBF, Ferriolo, and Bentley are collectively referred to herein as the “Selling Group” and sometimes each individually as a “Member of the Selling Group.” The Sellers, Shareholders, the Purchaser and the Company are referred to herein collectively as the “Parties” and sometimes each individually as a “Party.”

WHEREAS, upon the terms and conditions hereof, the Purchaser desires to purchase, and the Sellers desires to sell to the Purchaser, (i) a convertible subordinated promissory note of the Company with a stated principal amount of Five Million Dollars (US$5,000,000) and dated September 16, 2010 (the “Note”), which Note is in the form attached hereto as Exhibit A, and (ii) a warrant to purchase 400,000 shares of common stock, par value $0.001, of the Company at a purchase price of Four Dollars and Sixty-Five Cents (US$4.65) per share and dated September 16, 2010 (the “Warrant”), which Warrant is in the form attached hereto as Exhibit B. The Note and the Warrant are collectively referred to herein as the “Purchased Securities.” The shares of common stock to be issued upon the conversion or exercise of the Note and Warrant are referred to herein as the “Shares.” As a point of clarification, the original Warrant initially provided for the purchase of 2,000,000 shares of the Company’s common stock at a purchase price of $0.93 per share; however, the current maximum number of shares and purchase price applicable to the Warrant reflect a 1-for-5 reverse stock split effected by the Company as of the close of trading on July 11, 2012. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchased Securities.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Parties hereby agree as follows:

SECTION 1

SALE OF THE NOTE AND WARRANT

1.1 Sale of the Note and Warrant. Subject to the terms and conditions hereof, Sellers will sell and deliver to the Purchaser and the Purchaser will purchase from Sellers, upon the execution and delivery hereof, both of the Purchased Securities for an aggregate of: Twelve Million Eight Hundred Ninety Two Thousand Six Hundred Eighty Dollars

(US$12,892,680), increased by Twenty Two Thousand Five Hundred Dollars ($22,500.00) (such value corresponding to the stub accrual of interest under the Note since the last date on which interest accrued under the Note, which interest the Company and the Selling Group acknowledge will be paid to the Purchaser) (the aggregate of the foregoing values being the “Purchase Price”). Sellers represent and warrant that they are the sole owners of the Purchased Securities, free and clear of all claims, liens or encumbrances of any nature. Sellers acknowledge that, if the Closing occurs, the last payment of interest they will receive in respect of the Note shall be interest accruing for the first calendar quarter of 2015 and that all other rights to receive interest under the Note will be assigned along with the Note to the Purchaser at Closing. For the avoidance of doubt, the Selling Group and the Purchaser agree that no right to interest under the Note accruing during or prior to the first calendar quarter of 2015 will be assigned to the Purchaser at Closing, and such rights to interest shall remain with the Sellers.

SECTION 2

CLOSING DATE; DELIVERY

2.1 Closing Date. The closing of the purchase and sale of the Purchased Securities hereunder (the “Closing”) shall be held within two (2) business days of the execution of this Agreement, or as otherwise may be agreed by the Parties, at the offices of Sellers’ attorneys, Trenam, Kemker, Scharf, Barkin, Frye, O’Neill & Mullis, P.A.

2.2 Delivery at Closing. At the Closing, (a) Sellers will deliver to the Purchaser the originally-executed, or replacement (in the case the Company has at that time issued replacements thereof, and if not, as soon as is practicable when received from the Company, a replacement), Note and Warrant in Sellers’ name to be transferred and assigned by Sellers hereunder, duly endorsed in blank or accompanied by a bill of sale in a form reasonably acceptable to the Purchaser, and certificates of the secretaries of each of Atrop and IBBF certifying as to the resolutions of the Board of Directors and, if required, the shareholders of Atrop and IBBF duly authorizing the transactions contemplated by this Agreement; and (b) Purchaser shall pay the Purchase Price by wire transfer of immediately available funds to such account(s) as are designated by Sellers in equal amounts. The Selling Group and the Purchaser agree that, exclusive of the amount attributable to unpaid interest on the Note as set forth above, all of which shall be allocated to the Note, for all tax purposes, 16.598566% of the Purchase Price shall be deemed paid for the Warrant and the remainder shall be deemed paid for the Note.

SECTION 3

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 The Members of the Selling Group hereby represent and warrant to Purchaser and Company that: (a) they have no claims against the Company pursuant to either the Note or the Warrant for any amounts outstanding or any default thereunder; (b) the Sellers are not in default of the Note or Warrant; and (c) the Members of the Selling Group are not aware of any default by the Company or any events which they should reasonably expect to give rise to an event of default by the Company pursuant to either the Note or the Warrant.

3.2 The Members of the Selling Group agree, for the benefit of the Purchaser only and not for the benefit of the Company, and without discharging or abating any obligation of the Company under the Note or Warrant, not to convert any portion of the Note or to exercise any portion of the Warrant prior to Closing, unless this Agreement is duly terminated without the Closing occurring.

3.3 Each Member of the Selling Group hereby represents and warrants to Purchaser and Company that:

(a)	Sellers are the record and beneficial owners of, and have good and marketable title to, the Note and the Warrant, free and clear of all liens, security interests, charges, claims, restrictions and other encumbrances (other than liens arising by operation of law for taxes not yet due and payable), and that no other person or entity has any interest in either the Note or the Warrant of any nature;

(b)	it has the full legal power to execute and deliver this Agreement and to perform its obligations hereunder and thereunder;

(c)	other than the consent of the Company contemplated and given pursuant to this Agreement, when effective, all acts required to be taken by it to enter into this Agreement and to carry out the transactions contemplated hereby, including the sale of the Purchased Securities to the Purchaser, have been properly taken;

(d)	this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms;

(e)	no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or of any court or other tribunal is required by such Member of the Selling Group for the execution, delivery, or performance of this Agreement by such Member of the Selling Group, except as would not affect the ability of the Member of the Selling Group to perform any of its material obligations under this Agreement;

(f)	other than the consent of the Company contemplated and given pursuant to this Agreement, when effective, no consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which such Member of the Selling Group is a party, or by which any of its properties or assets is bound, is required for the execution, delivery, or performance by such Member of the Selling Group of this Agreement, except for such consents as have been obtained at or prior to the date of this Agreement, and except as would not affect the ability of the Member of the Selling Group to perform any of its material obligations under this Agreement;

(g)	the purchase and sale of the Purchased Securities as contemplated hereby will not violate the laws of Guatemala or of the British Virgin Islands; each Member of the Selling Group recognizes that its right to acquire equity securities of the Company under either the Note or the Warrant will be conveyed to another party as a result of the transactions contemplated by this Agreement and that it will no longer have any right to receive any payment of principal or accrued but unpaid interest on the Note;

(h)	except as could not have an adverse impact upon the Purchaser, it has duly and timely withheld all taxes required to be withheld in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder, or other third party, and paid over to the appropriate government bodies all amounts required to be so withheld and paid over for all periods under all applicable laws and all forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

(i)	all deficiencies and assessments for any amount of taxes that are or were payable by it and chargeable as an encumbrance upon any of its assets have been paid in full and there are no pending, current or threatened-in-writing encumbrances for unpaid taxes upon any of the its assets except for encumbrances for taxes not yet due and payable;

(j)	there is no pending claim, demand, indictment, action, litigation, lawsuit, arbitration, proceeding, hearing, inquiry, audit or investigation (in each case, whether civil, criminal, judicial or administrative, an “Action”) involving or affecting any Member of the Selling Group (including any claims made under any Seller’s general liability, errors and omissions, or worker’s compensation insurance policies, or by any current or former Seller employees alleging discrimination, harassment, or wrongful termination, or involving or relating to any environmental law), and, to the knowledge of any Member of the Selling Group (i) no such Action is presently threatened or contemplated; and (ii) there are no facts that could reasonably serve as a basis for any such Action;

(k)	each Seller is an “accredited investor,” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”);

(l)	in addition to having the opportunity to review the Company’s public filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (“Public Filings”), each Member of the Selling Group has had full opportunity to discuss the Company’s business, management, financial condition results of operation, properties, assets and affairs with, and ask questions of and receive answers from, the Company’s management, review such contracts and other documents as deemed warranted by any Member of the Selling Group and to conduct such other due diligence as any Member of the Selling Group has deemed warranted and has acquired sufficient information and knowledge about the Company to reach an informed and knowledgeable decision to sell and assign the Note and Warrant to Purchaser as contemplated by this Agreement;

(m)	it possesses sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of the sale of the Purchased Securities to the Company and the transactions contemplated by this Agreement; and

(n)	the execution, delivery and performance of this Agreement and compliance therewith by each Member of the Selling Group, and the sale and assignment of the Purchased Securities to Purchaser, will not result in a violation of and will not conflict with, or result in a breach of, any of the terms of, or constitute a default under, any provision of state or Federal law to which any Member of the Selling Group is subject, or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which any Member of the Selling Group is a party or by which it is bound, or result in the creation of any mortgage, pledge, lien, encumbrance, charge or other adverse interest upon any of the properties or assets of any Member of the Selling Group pursuant to any such term or provision.

3.4 The Purchaser hereby represents and warrants to the Selling Group and Company as of the date hereof that:

(a)	the Purchaser has all requisite corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby;

(b)	that this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application;

(c)	it is an “accredited investor,” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act;

(d)	it is acquiring the Purchased Securities for its own account for investment and not with a view to, or for sale in connection with, any public distribution thereof in violation of the Securities Act, and the Purchased Securities being purchased from Sellers cannot be sold unless registered under the Securities Act and qualified under state securities laws, unless an exemption from such registration and qualification is available;

(e)	in addition to having the opportunity to review the Company’s Public Filings, Purchaser has had full opportunity to discuss the Company’s business, management, financial condition results of operation, properties, assets and affairs with, and ask questions of and receive answers from, the Company’s management, review such contracts and other documents as deemed warranted by Purchaser and to conduct such other due diligence as Purchaser has deemed warranted and has acquired sufficient information and knowledge about the Company to reach an informed and knowledgeable decision to purchase the Note and Warrant from Sellers as contemplated by this Agreement;

(f)	it possesses sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of the sale and purchase of the Purchased Securities to the Company and the transactions contemplated by this Agreement;

(g)	Purchaser will obtain all necessary consents and approvals, which pertain to Purchaser’s purchase, or any offer or resale by Purchaser of the Warrant and Note, and none of the Sellers shall have any responsibility therefor;

(h)

Purchaser acknowledges that none of the parties in the Selling Group, nor their affiliates, offered to sell the Note or Warrant to the Purchaser or any affiliate thereof by means of any form of general solicitation or advertising, including but not limited to: (A) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (B) any seminar or meeting whose attendees were invited by any general solicitation or general advertising; and

(i)	the execution, delivery and performance of this Agreement and compliance therewith by Purchaser, and the sale and assignment of the Purchased Securities to Purchaser, will not result in a violation of and will not conflict with, or result in a breach of, any of the terms of, or constitute a default under, any provision of state, federal or foreign law to which Purchaser is subject, or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which Purchaser is a party or by which it is bound, or result in the creation of any mortgage, pledge, lien, encumbrance, charge or other adverse interest upon any of the properties or assets of Purchaser pursuant to any such term or provision.

3.5 The Company hereby represents and warrants to the Selling Group and Purchaser as of the date hereof that:

(a)	the Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement;

(b)	this Agreement and the transactions contemplated hereby and thereby (including the transfer of the Purchased Securities to Purchaser) have been approved by all necessary corporate action of the Company;

(c)	this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application;

(d)	the Company has no defenses or rights of offset against the Note or Warrant under the Asset Purchase Agreement, dated September 16, 2010, or otherwise;

(e)	the Note and Warrant may be converted and exercised as of the date hereof in accordance with their respective terms;

(f)	no consent, approval or other action is required from any person for Purchaser to convert the Note or exercise the Warrant, other than Purchaser’s election to convert or exercise and payment of the exercise price of $4.65 per share;

(g)	(i) the Company is not aware of any breach or default by Sellers under the Note or the Warrant; (ii) the Company is not aware of any fact, circumstance or condition that would cause it to have a claim against any Member of the Selling Group with respect to the Note or Warrant; and (iii) the Company is not aware of and has not been advised by any party that it is in breach or default of its obligations under the Warrant or the Note; and

(h)	the execution and delivery of this Agreement by Company and the performance of Company’s obligations under this Agreement will not result in a violation of and will not conflict with, or result in a breach of, any of the terms of, or constitute a default under, any provision of state or Federal law to which the Company is subject, or the Certificate of Incorporation or By-Laws of the Company, or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which the Company is a party or by which it is bound, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

3.6 The Selling Group represents and warrants to Purchaser and Company that, upon the transfer of the Purchased Securities to the Purchaser at the Closing, the Purchaser will acquire good and valid title to such Purchased Securities, free and clear of all claims, liens, security interests, pledges, charges, encumbrances (other than any created by the Purchaser or arising under applicable law to which the Purchaser is subject).

3.7 Subject to Purchaser entering into a Stockholder Agreement with the Company concurrently with the Closing, the Company, on behalf of its assignees, successors and affiliates, hereby consents to the transfers and assignments of the Warrant and Note to Purchaser as contemplated hereby, and hereby waives any requirement to obtain the prior written consent of or provide any notice which has not been provided to the Company, or comply with any other requirements which have not been met as of the date hereof, pursuant to the terms of the Note, the Warrant or any other agreement or document, including, but not limited to, that certain Shareholders Agreement dated September 16, 2010 by and among the Company and the Sellers.

SECTION 4

INDEMNIFICATION

4.1 All of the representations and warranties of the Selling Group in this Agreement and any certificate or other instrument delivered pursuant to this Agreement shall survive the Closing only for a period of twenty-four (24) months following the Closing. If, at any time prior to the applicable expiration date for any representation and warranty hereunder, any Indemnitee (as defined in Section 4.2 below) delivers to the Sellers a written notice asserting a claim for recovery under Section 4.2 hereof, reasonably describing the grounds for and nature of such claim, then the claim asserted in such notice shall survive the expiration date until such time as such claim is fully and finally resolved. The waiver of any condition based on the accuracy of any representation or warranty, or the performance or compliance of any covenant or obligation, will not affect the right to indemnification set forth in this Section 4 or the right to any other remedy. After the expiration of a representation of a warranty as contemplated above, no claim may be brought by an Indemnitee on account of such representation or warranty.

4.2 Subject to the limitations set forth herein, each Member of the Selling Group, jointly and severally, shall defend and indemnify the Purchaser and the Company (including any entity or person that controls, is controlled by or is under common control with, the Purchaser or the Company (each such entity or person, an “Affiliate”)), and their respective directors, officers, direct and indirect equity holders, successors and assigns (collectively, the “Indemnitees”), against and hold each of them harmless from any and all losses, liabilities taxes, claims, suits, proceedings, demands, royalties, judgments, damages, fines, expenses and costs, including all interest, penalties, reasonable counsel fees, reasonable costs and reasonable expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity, but excluding special, indirect or consequential damages (collectively, “Damages”), which any such Indemnitee suffers or incurs by reason of, arising from or relating to:

(a)	any breach of any of the representations or warranties of any Member of the Selling Group contained in this Agreement or any certificate or other instrument delivered in connection herewith; and

(b)	any breach of or failure by any Member of the Selling Group to perform or otherwise fulfill or comply with any covenant, undertaking, agreement or obligation of the applicable Member of the Selling Group hereunder or any certificate or agreement delivered in connection herewith; and

(c)	any liability of any Member of the Selling Group.

The Indemnitees’ right to indemnification under this Section 4 shall not be affected by any investigation (including any intellectual property investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) by, the Purchaser or the Company at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

4.3 Notwithstanding anything to the contrary set forth in this Agreement, the aggregate Damages subject to indemnification by the Selling Group pursuant to Section 4.2 shall not exceed 25% of the Purchase Price, except to the extent such Damages are due to: (i) breaches of any of the representations and warranties referred to in any of subsections (a) through (f) of Section 3.3 hereof, (ii) any liability of any Member of the Selling Group relating to any period prior to the Closing, or (iii) fraud or intentional misrepresentation; provided, that in addition to the limitation set forth above, the aggregate liability of each Shareholder for any and all Damages arising under items (i) and (ii) above shall not exceed 50% of the Purchase Price.

4.4 Except as provided for in the next sentence, the Indemnitees’ right to indemnification as provided for in this Section 4 shall be the sole and exclusive remedy of any Indemnitee under this Agreement. However, nothing contained in this Agreement shall (i) limit any Indemnitee’s right to seek and obtain any equitable relief (such as specific performance, but excluding for the avoidance of doubt: (1) remedies involving payment of money or value, or (2) the remedy of rescission or like remedies) to which any such Indemnitee may be entitled or (ii) limit any Indemnitee’s remedies with respect to matters unrelated to this Agreement. The parties hereto agree and acknowledge that notwithstanding anything contained herein, the Purchaser’s recourse against the Selling Group for any breach of or failure by the Selling Group to perform or otherwise fulfill or comply with any covenant, undertaking, agreement or obligation under any other agreement (other than this Agreement) shall be unlimited by this Agreement.

4.5 To the extent Damages are covered by any applicable insurance, an Indemnitee will use commercially reasonable efforts to collect upon such insurance, and the amount of Damages shall be deemed reduced by any insurance proceeds actually paid, net of any reasonable expenses incurred in their collection; provided, however, that the obligations in respect of the Indemnitees shall not be conditioned upon the prior taking of action by or collection of collectable amounts by such Indemnitees in respect of applicable insurance. In the event that Indemnitees, subsequent to one or more members of the Selling Group having already paid value to the Indemnitees in the respect of applicable Damages, receives value in respect of the same Damages from an applicable insurer, then, to the extent the Indemnitees’ recovery against the insurer is duplicative with the amounts received from the members of the Selling Group for such Damages, the amount of the duplicative recovery shall be promptly remitted to the applicable members of the Selling Group.

SECTION 5

MISCELLANEOUS

5.1 Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law or choice of law that would cause the substantive laws of any other jurisdiction to apply. Each Party hereto irrevocably submits and consents to the exclusive jurisdiction of any state court or federal court sitting in Hillsborough County, Florida over any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. The Parties agree that U.S. securities laws shall apply to the transactions contemplated by this Agreement in lieu of the securities laws of any other country that might apply.

5.2 Survival. Except as provided in Section 4, the terms, conditions, representations, warranties, and agreements made herein shall survive the Closing, subject to the terms hereof.

5.3 Assignment. This Agreement may not be assigned by any Party hereto except pursuant to a will or the laws of descent and distribution. The rights of the Sellers under this Agreement may also be assigned to the Shareholders or their heirs or beneficiaries in the event of a liquidation of either or both Sellers, without any consent required. The rights of the Purchaser under this Agreement may also be assigned to any shareholder, partner, general partner, member or affiliate of the Purchaser, without any consent required.

5.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto.

5.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.6 Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered by facsimile, receipt confirmed, (ii) on the following business day, if delivered by a reputable nationwide overnight courier service guaranteeing next business day delivery; provided that, notices and other communications sent from or delivered outside of the United States of America shall be sent by a reputable international express courier service and shall be deemed to have been duly given upon delivery to the recipient, and

(iii) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid; provided that, notices and other communications sent from or delivered outside of the United States of America by certified or registered mail, return receipt requested, postage prepaid shall be deemed to have been duly given upon delivery to the recipient, in each case, to the party to whom it is directed at the following address (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto):

If to any Member of the Selling Group, to:

William Ferriolo

14733 Waterchase Blvd.

Tampa, FL 33626

Fax: 813-434-2424

Ian Bentley

1325 Snell Isle Blvd NE

Unit 301

St Petersburg, FL 33704

Fax: c/o Trenam Kemker 813-229-6553

with a copy to (which shall not constitute notice):

Trenam, Kemker, Scharf, Barkin, Frye, O’Neill & Mullis, P.A.

PO Box 1102

Tampa, FL 33601-1102

Attn: Carl Berry, Esq.

813-227-0451

If to the Purchaser, to:

Auto Holdings Ltd.

Diagonal 6, 12-42 zona 10

Edificio Design Center, Torre II, Of. 1103

Guatemala City, Guatemala 01010

Attn: José Vargas

Fax: +502 2261-8883

with a copy to (which shall not constitute notice):

TangoLaw LLC

Attn: Douglas Choi, Esq.

doug@tangolaw.com

If to the Company, to:

Autobytel Inc.

18872 MacArthur Blvd., Suite 200

Irvine, CA 92612-1400

Attn: Glenn Fuller, Executive VP, Chief Legal and Administrative Officer and Secretary

Fax: 949-862-1323

5.7 Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire and full understanding and agreement by and among the Parties with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by all the Parties hereto.

5.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together, shall constitute one instrument. Any such counterpart may be delivered by facsimile or electronic mail and any signature so delivered shall be deemed original.

5.9 Amendment. This Agreement may only be amended by a written instrument signed by all Parties hereto or their successor or assigns.

5.10 Construction. This Agreement has been negotiated at arm’s length among the parties, having an ample opportunity to negotiate the form and substance hereof, and therefore in construing the provisions of this Agreement the parties shall be deemed to have had equal roles in drafting.

5.11 Litigation. In the event of any litigation among the parties concerning or arising under this Agreement, the losing party or parties shall reimburse the prevailing party or parties for such prevailing party’s reasonable costs and expenses, including attorneys’ fees, incurred in trial, appellate, bankruptcy and post-judgment proceedings.

5.12 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned Parties hereto have duly executed this Note and Warrant Sale Agreement as of the day and year first above written.

SELLING GROUP

Atrop, Inc.		IBBF Ventures, Inc.

By:	/s/ William Ferriolo	By:	/s/ Ian Bentley
Name:	William Ferriolo	Name:	Ian Bentley
Title:	President	Title:	President

William Ferriolo		Ian Bentley

By:	/s/ William Ferriolo	By:	/s/ Ian Bentley
Name:	William Ferriolo	Name:	Ian Bentley

Ian Bentley Revocable Trust created U/A/D 3/1/10

By:	/s/ Ian Bentley
Name:	Ian Bentley
Title:	Trustee

PURCHASER

Auto Holdings Ltd.

By:	/s/ Matías de Tezanos
Name:	Matías de Tezanos
Title:	Co-Managing Director

COMPANY

Autobytel Inc.

By:	/s/ Glenn Fuller
Name:	Glenn Fuller
Title:	Executive Vice President, Chief Legal and Administrative Officer and Secretary

[Signature Page]

SPOUSAL CONSENT

The undersigned, being the spouse of William Ferriolo, a shareholder of Atrop, Inc. and IBBF Ventures, Inc., each a corporation organized and existing under the laws of the State of Florida (collectively, the ‘‘Sellers”), and parties to that certain Note and Warrant Sale Agreement dated as of April 27, 2015 (“Note and Warrant Sale Agreement”) to which this Spousal Consent is attached, intending to be legally bound, hereby certifies, represents, warrants and agrees as follows:

1. The undersigned has read, understands and knows the contents of the Note and Warrant Sale Agreement and the other agreements, instruments or documents related thereto. The undersigned is aware that by the provisions of the Note and Warrant Sale Agreement, among other things, her spouse, as a shareholder of the Sellers and a party to the Agreement, has agreed to the sale and assignment of the Purchased Securities to the Purchaser (as defined in the Note and Warrant Sale Agreement.

2. The undersigned hereby expressly consents and agrees (a) that the Purchased Securities and any interest she may have in them are subject to the provisions of the Note and Warrant Sale Agreement, (b) to the execution, delivery and performance by her spouse of the Note and Warrant Sale Agreement and each of the other agreements, instruments and documents related thereto to which he is a party or by which he is bound, and to the consummation of the transactions contemplated therein, and (c) to take no action at any time to hinder the operation or intent of the Note and Warrant Sale Agreement or any of the other agreements, instruments and documents related thereto.

IN WITNESS WHEREOF, I have hereunto set my hand this 27th day of April 2015.

/s/ Clara Ferriolo
Printed Name:

EXHIBIT A

AUTOBYTEL INC.

CONVERTIBLE SUBORDINATED PROMISSORY NOTE

[Exhibit Omitted]

EXHIBIT B

AUTOBYTEL INC.

WARRANT TO PURCHASE COMMON STOCK

[Exhibit Omitted]